Exhibit 10.2
151 Farmington Ave., REAG
Hartford, CT 06156
[Aetna Logo]

Brennan Hinkle
VP, Compensation
Aetna HR
Office: 860-273-6978
Fax: 860-902-7702

To: Rick Jelinek

Date: March 7, 2017

From: Brennan Hinkle

Subject: Amendment to Employment Letter

The purpose of this memorandum is to outline the agreement we have reached regarding the definition of “Good Reason” set forth in the employment letter to you from the Aetna Inc. dated October 14, 2015.
We have agreed that the period during which you may elect to exercise your right to terminate your employment for “Good Reason” due to failure to close the Humana Inc. acquisition shall be extended from 60 days following the event constituting “Good Reason” to 180 days following the event constituting “Good Reason.” All other provisions of the employment letter shall remain in effect.

Agreed,

/s/ Brennan Hinkle	/s/ Rick Jelinek
Brennan Hinkle	Rick Jelinek